EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Cheryl K. Ramagano	September 1, 2005
Vice President & Treasurer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST REPORTS DAMAGE SUSTAINED

AT CHALMETTE MEDICAL CENTER FROM HURRICANE KATRINA

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that Chalmette Medical Center, our two-story, 138-bed acute care hospital facility located in Chalmette, Louisiana, suffered substantial water and wind damage from Hurricane Katrina. All patients and staff at this facility have been evacuated. The facility is currently without municipal power and telephone service.

Chalmette Medical Center is operated by, and leased to, a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”). At this time, the extent of the property damage can not be fully assessed and therefore we can not estimate when the operations at the facility will resume. Pursuant to the terms of the lease in such circumstances, UHS has the obligation to either: (i) restore the property to substantially the same condition existing before the damage; (ii) offer to acquire the property in accordance with the terms of the lease, or; (iii) offer a substitution property equivalent in value to Chalmette Medical Center. During the six months ended June 30, 2005, we earned $480,000 of minimum rent and $340,000 of bonus rent from this facility. Until the full extent of the damage to the facility can be assessed, we can not determine the ultimate impact of the Hurricane on our future operating results.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have forty-three real estate investments in fifteen states.

The matters discussed in this report, as well as the news releases issued from time to time by us, include certain statements containing the words “believes”, “anticipates”, “intends”, “expects” and words of similar import, which constitute “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.